Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS THIRD QUARTER 2024 RESULTS

Third Quarter 2024 Highlights*:

●	Solutions segment delivered record third quarter results with significant increase in profitability
●	2024 Cost Savings Program expected to deliver $11 - $12 million in sustainable annualized savings, with $9 million of savings expected this year
●	Results include one-time gain of approximately $42.3 million from recent sale leaseback transaction
●	Paid $0.295 per share cash dividend on September 30, 2024
●	Narrowed 2024 full year outlook

*Compared to 3Q23 financials

October 28, 2024 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2024.

Jim Janik, Chairman, Interim President, and CEO, noted, “Overall, our results this quarter were generally in line with our expectations. Our Henderson operations are outperforming this year, helping to drive strong improvements for the quarter in Solutions. Difficult as it was, our decision to implement the 2024 Cost Savings Program at the start of the year is now proving to be the right strategy as the elongated equipment replacement cycle becomes clearer. We firmly believe the actions taken mean that our Attachments segment is well positioned to succeed over the medium- to long-term in all market conditions. We are proud of the resilience demonstrated by our team and their focus on our customers, as we continue to build for the future.”

Consolidated Third Quarter 2024 Results

$ in millions (except Margins & EPS)	Q3 2024	Q3 2023
Net Sales	$129.4	$144.1
Gross Profit Margin	23.9%	22.3%

Income from Operations	$45.9	$11.5
Net Income	$32.3	$5.8
Diluted EPS	$1.36	$0.24

Adjusted EBITDA	$15.3	$17.3
Adjusted EBITDA Margin	11.8%	12.0%
Adjusted Net Income	$5.9	$6.0
Adjusted Diluted EPS	$0.24	$0.25

Douglas Dynamics – Third Quarter 2024

●

Net sales were $129.4 million for the third quarter 2024, compared to $144.1 million in the same period last year. The decrease is a result of low snowfall in the previous snow seasons leading to lower volumes at Attachments partially offset by price realization at Solutions.

●

Gross profit for the third quarter of 2024 was $30.9 million, compared to $32.1 million for the third quarter of 2023. Gross profit margin increased 160 basis points to 23.9% for the third quarter of 2024 from 22.3% in the same period of 2023, due to higher price realization and the impact of the 2024 Cost Savings Program.

●

On September 11, 2024, the Company announced a sale leaseback transaction of seven facilities valued at $64.2 million. The net gain was $42.3 million, and the proceeds were primarily used to pay down term loan debt.

●	As a reminder, the 2024 Cost Savings Program is expected to deliver $11 - 12 million in sustainable annualized savings, $9 million of which is expected to be realized in 2024.
●

Selling, general and administrative expenses were $25.7 million, or $20.4 million excluding costs associated with the sale leaseback transaction, for the third quarter of 2024. This compares to $18.0 million for the same period of 2023. The remaining increase of $2.4 million is primarily related to CEO transition costs and higher incentive-based compensation.

●	The effective tax rate was 22.7% and 16.4% for the third quarter of 2024 and 2023, respectively. The tax rate increased due to the purchase of investment tax credits in the prior period.
●

Net income for the third quarter was $32.3 million compared to $5.8 million in the same period of the previous year. Adjusted net income for the third quarter was $5.9 million compared to $6.0 million for the third quarter of 2023.

●

Adjusted EBITDA decreased to $15.3 million for the third quarter 2024, compared to $17.3 million in the corresponding period of 2023, due to low snowfall in the previous two snow seasons leading to lower volumes at Attachments, which was partly offset by price increase realization, and improved efficiencies at Solutions.

Work Truck Attachments Segment Third Quarter 2024 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2024	Q3 2023
Net Sales	$60.2	$75.9
Adjusted EBITDA	$8.1	$12.3
Adjusted EBITDA Margin	13.5%	16.2%

●	Net sales were $60.2 million for the quarter, slightly lower than expected based on lower reorder volumes and product mix.
●	Adjusted EBITDA was affected by the same factors, which were partially offset by the 2024 Cost Savings Program.
●

Attachments results continue to be impacted by two consecutive years of significantly below average snowfall in core markets, which created an elongated equipment replacement cycle and led to lower order volumes.

Douglas Dynamics – Third Quarter 2024

●	As expected, the ratio of pre-season shipments in 2024 was 65:35 between the second and third quarters.
●	The 2024 Cost Savings Program has helped preserve profitability, with Adjusted EBITDA margins close to 20% on a year-to-date basis.

Janik explained, “We fully expected our pre-season orders to be impacted by the lack of snowfall in recent winters, and the second and third quarters tracked just slightly below our overall predictions. On a year-to-date basis, our results are below last year, but with higher adjusted EBITDA margins close to 20%. We are talking with our dealers and monitoring order patterns and will be ready to ramp up production as needed as we work through the elongated equipment replacement cycle. We have adjusted our operations to match current market conditions and will continue to prudently invest in upgrading our manufacturing capabilities.”

Work Truck Solutions Segment Third Quarter 2024 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2024	Q3 2023
Net Sales	$69.1	$68.2
Adjusted EBITDA	$7.2	$5.0
Adjusted EBITDA Margin	10.4%	7.3%

●	Work Truck Solutions delivered strong results with Net Sales of $69.1 million, relatively flat to last year, with volumes slightly down offset by higher price realization.
●

Adjusted EBITDA increased 44% to $7.2 million, with margins of 10.4%, a 310-basis point improvement, and the highest third quarter margin on record. The improvements were based on price increase realization, and improved efficiencies, primarily at Henderson.

Janik noted, “We are pleased with the ongoing improvements in our Solutions businesses, which generated record third quarter results this quarter. The profitability shown this quarter exceeded our expectations. Results were also strong on a year-to-date basis, with Adjusted EBITDA margins more than doubling to 9.5% when compared to the previous year. These results continue to validate the progress we are making towards our growth and profitability goals, which are very much achievable over the near- to medium-term.”

Dividend & Liquidity

●

On a year-to-date basis, Net cash used in operating activities decreased $30.9 million in 2024 compared to 2023. The improvement relates to favorable changes in working capital, including decreases in cash used in accounts payable, accounts receivable, and inventory.

●

Free cash flow for the nine months ended September 30, 2024 was ($37.3) million compared to ($71.9) million in the corresponding period in 2023. The increase of $34.6 million is primarily a result of lower cash used in operating activities.

●

Proceeds from the sale leaseback transaction favorably impacted cash provided by investing activities by $64.2 million. Proceeds of $42.0 million were used in financing activities to voluntarily prepay long-term debt.

●

As of September 30, 2024, we had $90.9 million of total liquidity, comprised of $8.4 million in cash and cash equivalents and $82.5 million of borrowing availability under our revolving credit facility.

Douglas Dynamics – Third Quarter 2024

●

The previously amended leverage ratio covenant under our credit agreement returned to 3.5X on September 30, 2024. Following the voluntary pre-payment of debt during the quarter, the Company’s leverage ratio at the end of the third quarter was 2.6X.

●	A quarterly cash dividend of $0.295 per share of the Company's common stock was paid on September 30, 2024, to stockholders of record on September 16, 2024.

2024 Outlook

Sarah Lauber, Executive Vice President, and CFO explained, “The recent strong performance and positive near-term outlook for Work Truck Solutions means that segment is poised to deliver improved full year results for the third year in a row. Work Truck Attachments performance remains constrained by the elongated replacement cycle, but our manufacturing operations are well aligned to current market conditions. Therefore, we are moving our Net Sales guidance range slightly lower and reducing the top end of our 2024 Adjusted EBITDA and Adjusted EPS guidance ranges.”

2024 financial outlook:

●	Net Sales are now expected to be between $570 million and $600 million, versus the previous range of $600 to $640 million.
●	Adjusted EBITDA is now predicted to range from $70 million to $80 million, versus the previous range of $70 to $90 million.
●	Adjusted Earnings Per Share is now expected to be in the range of $1.20 per share to $1.60 per share, versus the previous range of $1.20 to $1.70.
●	The effective tax rate is expected to be approximately 24% to 25%.

The 2024 financial outlook assumes the following:

●	Relatively stable economic conditions.
●	Stable to slightly improving supply of chassis and components.
●	Core markets will experience average snowfall in the fourth quarter of 2024.

With respect to the Company’s 2024 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, October 29, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – Third Quarter 2024

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, CEO transition costs, insurance proceeds, gain on sale leaseback transaction and related transaction costs, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, CEO transition costs, insurance proceeds, gain on sale leaseback transaction and related transaction costs, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Douglas Dynamics – Third Quarter 2024

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less net cash used in investing activities. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system at Dejana, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Third Quarter 2024

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$8,413	$24,156
Accounts receivable, net	153,096	83,760
Inventories	145,362	140,390
Inventories - truck chassis floor plan	3,459	2,217
Refundable income taxes paid	-	4,817
Prepaid and other current assets	5,738	6,898
Total current assets	316,068	262,238

Property, plant, and equipment, net	39,309	67,340
Goodwill	113,134	113,134
Other intangible assets, net	115,180	121,070
Operating lease - right of use asset	69,295	18,008
Non-qualified benefit plan assets	10,589	9,195
Other long-term assets	2,012	2,433
Total assets	$665,587	$593,418

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,278	$31,374
Accrued expenses and other current liabilities	31,200	25,817
Floor plan obligations	3,459	2,217
Operating lease liability - current	6,848	5,347
Income taxes payable	3,729	-
Short term borrowings	67,000	47,000
Current portion of long-term debt	-	6,762
Total current liabilities	147,514	118,517

Retiree benefits and deferred compensation	15,036	13,922
Deferred income taxes	25,418	27,903
Long-term debt, less current portion	146,502	181,491
Operating lease liability - noncurrent	63,802	13,887
Other long-term liabilities	6,559	6,133

Total stockholders' equity	260,756	231,565
Total liabilities and stockholders' equity	$665,587	$593,418

Douglas Dynamics – Third Quarter 2024

Douglas Dynamics, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	(unaudited)		(unaudited)

Net sales	$129,398	$144,121	$424,955	$433,933
Cost of sales	98,523	111,992	313,857	329,166
Gross profit	30,875	32,129	111,098	104,767

Selling, general, and administrative expense	25,688	17,998	70,546	64,612
Impairment charges	-	-	1,224	-
Gain on sale leaseback transaction	(42,298)	-	(42,298)	-
Intangibles amortization	1,630	2,630	5,890	7,890

Income from operations	45,855	11,501	75,736	32,265

Interest expense, net	(4,469)	(4,607)	(12,116)	(11,207)
Other income (expense), net	354	35	304	(19)
Income before taxes	41,740	6,929	63,924	21,039

Income tax expense	9,482	1,137	15,680	4,393

Net income	$32,258	$5,792	$48,244	$16,646

Weighted average number of common shares outstanding:
Basic	23,094,047	22,983,965	23,065,924	22,955,388
Diluted	23,577,883	22,983,965	23,476,039	22,955,388

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.37	$0.25	$2.05	$0.71
Earnings per common share assuming dilution attributable to common shareholders	$1.36	$0.24	$2.04	$0.69
Cash dividends declared and paid per share	$0.30	$0.30	$0.89	$0.89

Douglas Dynamics – Third Quarter 2024

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Nine Month Period Ended
	September 30, 2024	September 30, 2023
	(unaudited)

Operating activities
Net income	$48,244	$16,646
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14,029	16,180
Loss (gain) on disposal of fixed asset	347	(45)
Amortization of deferred financing costs and debt discount	526	440
Gain on sale leaseback transaction	(42,298)	-
Stock-based compensation	3,627	4,236
Adjustments on derivatives not designated as hedges	(287)	(516)
Provision for losses on accounts receivable	527	329
Deferred income taxes	(2,485)	(2,177)
Impairment charges	1,224	-
Non-cash lease expense	4,264	287
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(69,863)	(78,866)
Inventories	(4,972)	(10,745)
Prepaid assets, refundable income taxes paid and other assets	(1,071)	(1,403)
Accounts payable	4,355	(6,826)
Accrued expenses and other current liabilities	9,114	(979)
Benefit obligations, long-term liabilities and other	1,446	(709)
Net cash used in operating activities	(33,273)	(64,148)

Investing activities
Capital expenditures	(3,982)	(7,723)
Proceeds from sale leaseback transaction	64,150	--
Proceeds from insurance recoveries	366	--
Net cash provided by (used in) investing activities	60,534	(7,723)

Financing activities
Payments of financing costs	(279)	(334)
Proceeds from (payments on) life insurance policy loans	(204)	750
Dividends paid	(20,521)	(20,689)
Net revolver borrowings	20,000	101,000
Repayment of long-term debt	(42,000)	(18,438)
Net cash provided by (used in) financing activities	(43,004)	62,289
Change in cash and cash equivalents	(15,743)	(9,582)
Cash and cash equivalents at beginning of period	24,156	20,670
Cash and cash equivalents at end of period	$8,413	$11,088

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$5,637	$7,245

Douglas Dynamics – Third Quarter 2024

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023

Work Truck Attachments
Net Sales	$60,249	$75,879	$202,226	$236,346
Adjusted EBITDA	$8,139	$12,328	$39,463	$44,393
Adjusted EBITDA Margin	13.5%	16.2%	19.5%	18.8%

Work Truck Solutions
Net Sales	$69,149	$68,242	$222,729	$197,587
Adjusted EBITDA	$7,192	$4,985	$21,097	$8,807
Adjusted EBITDA Margin	10.4%	7.3%	9.5%	4.5%

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2024	2023	2024	2023

Net income	$32,258	$5,792	$48,244	$16,646

Interest expense - net	4,469	4,607	12,116	11,207
Income tax expense	9,482	1,137	15,680	4,393
Depreciation expense	2,647	2,751	8,139	8,290
Intangibles amortization	1,630	2,630	5,890	7,890
EBITDA	50,486	16,917	90,069	48,426

Stock-based compensation	794	-	3,627	4,236
Impairment charges (1)	-	-	1,224	-
Gain on sale leaseback transaction	(42,298)	-	(42,298)	-
Sale leaseback transaction fees	5,257	-	5,257	-
Restructuring and severance costs	417	-	1,819	-
Other charges (2)	675	396	862	538
Adjusted EBITDA	$15,331	$17,313	$60,560	$53,200

(1)  Reflects impairment charges taken on certain internally developed software in the nine months ended September 30, 2024.

(2)  Reflects unrelated legal and consulting fees, insurance proceeds, and CEO transition costs for the periods presented.

Douglas Dynamics – Third Quarter 2024

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2024	2023	2024	2023

Net income	$32,258	$5,792	$48,244	$16,646
Adjustments:
Stock based compensation	794	-	3,627	4,236
Impairment charges (1)	-	-	1,224	-
Gain on sale leaseback transaction	(42,298)	-	(42,298)	-
Sale leaseback transaction fees	5,257	-	5,257	-
Restructuring and severance costs	417	-	1,819	-
Adjustments on derivative not classified as hedge (2)	-	(172)	(287)	(516)
Other charges (3)	675	396	862	538
Tax effect on adjustments	8,789	(56)	7,449	(1,064)
Adjusted net income	$5,892	$5,960	$25,897	$19,840

Weighted average basic common shares outstanding	23,094,047	22,983,965	23,065,924	22,955,388
Weighted average common shares outstanding assuming dilution	23,577,883	22,983,965	23,476,039	22,955,388

Adjusted earnings per common share - dilutive	$0.24	$0.25	$1.09	$0.82

GAAP diluted earnings per share	$1.36	$0.24	$2.04	$0.69
Adjustments net of income taxes:

Stock based compensation	0.02	-	0.11	0.13
Impairment charges (1)	-	-	0.04	-
Gain on sale leaseback transaction	(1.34)	-	(1.35)	-
Sale leaseback transaction fees	0.17	-	0.17	-
Restructuring and severance costs	0.01	-	0.06	-
Adjustments on derivative not classified as hedge (2)	-	(0.01)	(0.01)	(0.02)
Other charges (3)	0.02	0.02	0.03	0.02

Adjusted diluted earnings per share	$0.24	$0.25	$1.09	$0.82

(1)  Reflects impairment charges taken on certain internally developed software in the nine months ended September 30, 2024.

(2)  Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(3)  Reflects unrelated legal and consulting fees, insurance proceeds, and CEO transition costs for the periods presented.

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2024	2023	2024	2023

Net cash provided by (used in) operating activities	$(14,159)	$2,079	$(33,273)	$(64,148)
Acquisition of property and equipment	(1,231)	(2,433)	(3,982)	(7,723)
Free cash flow	$(15,390)	$(354)	$(37,255)	$(71,871)